                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        AIR PRODUCTS AND CHEMICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                        AIR PRODUCTS AND CHEMICALS, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

---------------

(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

LOGO

    ----------------------------------------------------------------------------

    AIR PRODUCTS AND CHEMICALS, INC.
    7201 Hamilton Boulevard
    Allentown, PA 18195-1501

    December 11, 1996

    Dear Shareholder:

    On behalf of your Board of Directors, I am pleased to invite you to attend the 1997 Annual Meeting of Shareholders of Air Products and Chemicals, Inc. The meeting will be held on Thursday, January 23, 1997, at 2:00 p.m., in the Tompkins College Center Theater at Cedar Crest College in Allentown, Pennsylvania.

    The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting, including the election of six directors. In addition to myself, the Board of Directors has nominated Messrs. Tom H. Barrett, L. Paul Bremer III, Edward E. Hagenlocker, Joseph J. Kaminski and Terry R. Lautenbach.

    It is important that your shares be represented at the meeting, regardless of the number you may hold. WHETHER OR NOT YOU CAN BE PRESENT IN PERSON, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE. If you do attend, your proxy can be revoked at your request in the event you wish to vote in person. A summary report of actions taken at the meeting will be available upon request with the financial results of the first quarter of fiscal year 1997.

    We look forward to seeing you at the meeting.

    Cordially,

    LOGO

    HAROLD A. WAGNER
    Chairman of the Board,
    President and Chief Executive Officer

                            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                           TO BE HELD
                                        JANUARY 23, 1997

                 To the Holders of Common Stock of
                      Air Products and Chemicals, Inc.

                 The Annual Meeting of Shareholders of Air Products and Chemicals, Inc., a Delaware corporation, will be held in the Tompkins College Center Theater at Cedar Crest College in Allentown, Pennsylvania, on Thursday, January 23, 1997, at 2:00 p.m. for the following purposes:

                      1. To elect four directors each for a three-year term, one director for a one-year term, and one director for a two-year term.

                      2. To ratify the appointment of independent certified
                         public accountants for the fiscal year ending September 30, 1997.

                      3. To transact such other business as may properly come
                         before the meeting or any adjournment thereof.

                 Shareholders of record at the close of business on November 29, 1996, are entitled to receive notice and to vote at the meeting. A complete list of such shareholders will be open for examination by any shareholder for any purpose germane to the meeting at the Company's office at 7201 Hamilton Boulevard, Allentown, Pennsylvania 18195-1501, for a period of ten days prior to the meeting.

                 If you do not plan to attend the meeting in person, you are urged to vote, sign, date and mail the enclosed proxy immediately. The proxy is revocable and will not affect your right to vote in person in the event you find it convenient to attend the meeting.

                 By order of the Board of Directors

                 /s/ James H. Agger

                 JAMES H. AGGER
                 Vice President, General Counsel
                 and Secretary

                 December 11, 1996

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING........................................     1
  AGENDA ITEM NO. ONE: ELECTION OF DIRECTORS..........................................     1
     The Board of Directors...........................................................     1
     Nominees for Director............................................................     2
     Directors Continuing in Office...................................................     4
     Meetings and Committees of the Board.............................................     6
     Other Relationships and Transactions.............................................     7
     Remuneration of Directors........................................................     7
     Director Term Limitation and Retirement Policy...................................     8
  AGENDA ITEM NO. TWO: RATIFICATION OF APPOINTMENT OF
     INDEPENDENT ACCOUNTANTS..........................................................     8
  OTHER MATTERS.......................................................................     9
ADDITIONAL INFORMATION FOR SHAREHOLDERS...............................................     9
  COMPENSATION OF EXECUTIVE OFFICERS..................................................     9
     Report of the Management Development and Compensation Committee..................     9
     Compensation and Option Tables...................................................    12
     Stock Performance Information....................................................    16
     Pension Plans....................................................................    17
     Certain Agreements With Executive Officers.......................................    18
  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
     MANAGEMENT.......................................................................    19
  CERTAIN PROCEDURAL INFORMATION......................................................    22

LOGO

--------------------------------------------------------------------------------

              AIR PRODUCTS AND CHEMICALS, INC.
              7201 Hamilton Boulevard
              Allentown, PA 18195-1501

                         ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 23, 1997

                                PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Air Products and Chemicals, Inc., a Delaware corporation (the "Company" or "Air Products"), to be used at the Annual Meeting of Shareholders of the Company to be held January 23, 1997, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement.

                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

                   AGENDA ITEM NO. ONE: ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

The Board of Directors currently has 12 positions. Assuming the election by the shareholders of the six persons standing for election as directors on January 23, 1997, the Board will continue to have 12 members after the Annual Meeting. The Board is divided into three classes, with each director normally elected to serve for a three-year term and one full class of directors to be elected at each Annual Meeting.

At this year's meeting, Messrs. L. Paul Bremer III and Harold A. Wagner, two incumbent Class II directors whose terms are currently scheduled to expire at the 1997 Annual Meeting, and Mr. Terry R. Lautenbach have been nominated for re-election, and Mr. Edward E. Hagenlocker has been nominated for election, each for three-year terms as Class II directors. Mr. Tom H. Barrett has been nominated for re-election for a one-year term as a Class III director, and Mr. Joseph J. Kaminski has been nominated for election for a two-year term as a Class I director.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF MESSRS. BARRETT, BREMER, HAGENLOCKER, KAMINSKI, LAUTENBACH AND WAGNER.

The following pages set forth information regarding the nominees for election as well as information about the directors whose terms of office do not expire this year. Each such director has consented to being named as nominee for director and agreed to serve if elected. All of the nominees are currently directors and all have been elected by the shareholders at prior meetings, except for Mr. Hagenlocker, who has been nominated for election for the first time, and Mr. Kaminski, who was elected as a Class III director by the directors in May 1996. The foregoing slate of directors involves changing the class designation for Messrs. Lautenbach and Barrett, who have previously served as Class I and II directors, respectively, and for Mr. Kaminski, who has previously served as a Class III director. This will enable Messrs. Barrett and Lautenbach to each serve terms expiring coincident with his normal retirement from the Board of Directors in accordance with the Company's term limitation and retirement policy for directors; Mr. Hagenlocker to be initially elected for a full three-year term; and the number of directorships to be apportioned among the classes as nearly equal in number as possible as provided in the Company's Restated Certificate of Incorporation, as amended. Messrs. Barrett, Kaminski and Lautenbach will each resign from his current class of director if elected as a member of the new class for which he has been nominated.

Under applicable Delaware law, directors must be elected by a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Thus, the nominees for election to the Board of Directors receiving the greatest number of the affirmative votes cast, up to the number of directors to be elected, will be elected as directors. Proxies will be voted for the election of all six of the foregoing nominees unless instructions to "withhold" votes are set forth on the proxy card, although withholding votes will not influence voting results so long as a quorum is present. Abstentions may not be specified as to election of directors. Under the rules of the New York Stock Exchange, Inc. brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from their customers, the beneficial owners of the shares. Thus, brokers that do not receive instructions are entitled to vote on the election of the foregoing six nominees for director. If, as a result of circumstances not known or unforeseen, any of such nominees become unavailable to serve as a director, proxies will be voted for the election of any other person or persons as the Board of Directors may select.

Information follows with regard to the age, business experience and certain Board committee memberships as of November 1, 1996 of the nominees for directors and the directors continuing in office.
--------------------------------------------------------------------------------
NOMINEES FOR DIRECTOR:
--------------------------------------------------------------------------------
Class II -- To serve until the annual election of directors in 2000 or until their successors are elected and qualified.
--------------------------------------------------------------------------------
                   L. PAUL BREMER III, age 55. Managing Director of Kissinger Associates. Director of the Company since 1993. Chairman of the Nominating and Corporate Governance Committee and member of the Environmental, Safety and Public Policy Committee.

                   Former Ambassador Bremer joined Kissinger Associates, a strategic consulting firm headed by former Secretary of State, Henry Kissinger, in 1989 following a 23 year career in the United States Diplomatic Service. Ambassador Bremer
                   held various assignments including political, economic and commercial officer at the American Embassies in Afghanistan and Malawi and Deputy Chief of Mission and charge d'affaires at the American Embassy in Oslo, Norway. He was appointed Executive Secretary of the State Department and Special Assistant to the Secretary of State in 1981. In 1983, he was named United States Ambassador to the Netherlands and in 1986 he was appointed Ambassador-at-Large for Counter-Terrorism. Ambassador Bremer is also a director of Vivid Technologies, Inc. and the Netherland-America Foundation.
--------------------------------------------------------------------------------
                   EDWARD E. HAGENLOCKER, age 57. Vice Chairman of Ford Motor Company. Not previously a director of the Company.

                   Mr. Hagenlocker joined Ford Motor Company as a research scientist in 1964 and later held engineering management positions in Product Development, Chassis Division, Body and Electrical Product Engineering, Climate Control Division, and Truck Operations. In 1986, he was elected a Ford vice president and named General Manager of Truck Operations. Mr. Hagenlocker was appointed Vice President of General Operations for Ford North American Automotive Operations
("NAAO") in 1992 and Executive Vice President of NAAO in 1993. He was elected President of Ford Automotive Operations in 1994 and Chairman, Ford of Europe in 1996. He assumed his current position in 1996.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOMINEES FOR DIRECTOR:
--------------------------------------------------------------------------------
Class II -- Continued
--------------------------------------------------------------------------------
                   TERRY R. LAUTENBACH, age 58. Former Senior Vice President of International Business Machines Corporation. Director of the Company since 1991. Chairman of the Management Development and Compensation Committee and member of the Environmental, Safety and Public Policy Committee.

                   Mr. Lautenbach joined IBM, a manufacturer and supplier of information handling systems, equipment and services, in 1959, and held numerous positions in the marketing area until becoming IBM Vice President -- Marketing in 1984, President -- Communication Products Division in 1985, Vice President
and Group Executive -- Information Systems and Communications Group in 1986,
and Senior Vice President and General Manager in 1988. Mr. Lautenbach served as Senior Vice President and was a member of IBM's Management Committee from 1990 to 1992. He serves as a director of CVS Corp., Loomis Sayles Mutual Funds, Varian Associates, Inc., and Footstar Corp.
--------------------------------------------------------------------------------
                  HAROLD A. WAGNER, age 61. Chairman of the Board, President
                   and Chief Executive Officer of the Company. Director of the Company since 1991. Member of the Executive and Finance Committees.

                   Mr. Wagner joined the Company in 1963 and held various positions of increasing responsibility becoming Vice President, Sales, Industrial Gas Division -- U.S. in 1981. He became Vice President -- Planning in 1982, Vice
                   President -- Business Divisions, Chemicals Group in 1987, President of Air Products Europe, Inc. in 1988, Executive Vice President -- Gases and Equipment in 1990, and President and Chief Operating Officer in 1991. Mr. Wagner was elected to his present position in 1992. Mr. Wagner is a director of United
Technologies Corporation and the Chemical Manufacturers Association, and a trustee of Lehigh University and the Eisenhower Exchange Fellowships, Inc.
--------------------------------------------------------------------------------
Class III -- To serve until the annual election of directors in 1998 or until his successor is elected and qualified.
--------------------------------------------------------------------------------
                   TOM H. BARRETT, age 66. Partner in American Industrial Partners, a private investment partnership, since 1992. Prior to this, he was Chairman of the Board, President and Chief Executive Officer of The Goodyear Tire & Rubber Company until his retirement in 1991. Director of the Company since 1990. Chairman of the Finance Committee and member of the Audit and Management Development and Compensation Committees.
                   Mr. Barrett joined The Goodyear Tire & Rubber Company, a major producer of tires, in 1953 and held numerous positions in the technical and production areas. He was elected an officer of the Company in 1976, a director in 1979, and
President and Chief Operating Officer in 1982. He became Chief Executive
Officer in 1988 and Chairman in 1989. Mr. Barrett is a director of A. O. Smith Corporation, Mutual Life Insurance of New York, Rubbermaid, Inc. and Easco Corp., which is owned by American Industrial Partners.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOMINEES FOR DIRECTOR:
--------------------------------------------------------------------------------
Class I -- To serve until the annual election of directors in 1999 or until his successor is elected and qualified.
--------------------------------------------------------------------------------
                   JOSEPH J. KAMINSKI, age 57. Corporate Executive Vice President of the Company. Director of the Company since 1996.

                   Mr. Kaminski joined the Company in 1965 as a project engineer and held various positions in Corporate Planning, Treasury, and Controllership. He became Vice President -- Corporate Planning in 1988, President -- Air Products Europe, Inc. in 1990, and Executive Vice President -- Gases and Equipment in 1993. Mr. Kaminski assumed his present position in 1996. He is a director of the International Oxygen Manufacturers Association, the National Association of Manufacturers, and
the Pacific Basin Economic Council, and a trustee of the Manufacturers' Alliance for Productivity and Innovation and the Committee for Economic Development.
--------------------------------------------------------------------------------
DIRECTORS CONTINUING IN OFFICE:
--------------------------------------------------------------------------------
Class III -- To serve until the annual election of directors in 1998 or until their successors are elected and qualified.
--------------------------------------------------------------------------------
                   DEXTER F. BAKER, age 69. Former Chairman of the Board and Chief Executive Officer of the Company. Director of the Company since 1964. Chairman of the Executive Committee and member of the Finance Committee.

                   Mr. Baker joined the Company in 1952 and became head of the Company's operations in Europe in 1964. He was elected Executive Vice President in 1968, President and Chief Operating Officer in 1978, and Chairman of the Board and Chief Executive Officer in 1986. In 1988 he relinquished the position of President which he reassumed in 1990 and relinquished again in 1991. In accordance with the Company's retirement policy for senior executives, Mr. Baker retired from his position of Chairman and
Chief Executive Officer in 1992. Mr. Baker is a director of AMP Incorporated and Eastman Chemical Company, and a trustee of the Harry C. Trexler
Foundation.
--------------------------------------------------------------------------------
                   TAKEO SHIINA, age 67. Chairman of IBM Japan, Ltd. Director of the Company and Chairman of the Company's Japanese Advisory Council since 1993. Member of the Environmental, Safety and Public Policy and Nominating and Corporate Governance Committees.

                   Mr. Shiina joined IBM Japan, Ltd., a manufacturer and supplier of information handling systems, equipment and services, in 1953 and thereafter held marketing, operations and corporate staff positions. Mr. Shiina was elected President of IBM Japan, Ltd. in 1975, became its President and Chief Executive Officer in 1978, and its Chairman and
Chief Executive Officer in January 1993. He was elected Vice President of International Business Machines Corporation (U.S.) in 1989 and served until March 1993. Mr. Shiina assumed his current position and became Chairman of the IBM Japan Advisory Board in March 1993. Mr. Shiina is a director of IBM Asia Pacific, AMP Incorporated, HOYA Corp., and Proudfoot PLC. He is Senior Advisor of Bankers Trust Company, Japan, and serves on the European Advisory Board of Bankers Trust Company.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DIRECTORS CONTINUING IN OFFICE:
--------------------------------------------------------------------------------
Class III -- Continued
--------------------------------------------------------------------------------
                   LAWRASON D. THOMAS, age 62. Former Vice Chairman of Amoco Corporation. Director of the Company since 1994. Member of the Audit and Nominating and Corporate Governance Committees.

                   Mr. Thomas joined Amoco Chemical Company, a subsidiary of Amoco Corporation, an integrated petroleum company, in 1958. He held various sales, marketing and administrative positions with Amoco's chemical and oil subsidiaries before being named Amoco Oil Company's Vice President of Operations, Planning, and Transportation in 1976, Executive Vice President in
                   1979, and President in 1981. He was elected a director of Amoco Corporation in 1989, Executive Vice President in 1990 and assumed the position of Vice Chairman in July 1992. Mr. Thomas retired as Vice Chairman and from the Board of Directors of Amoco Corporation effective January 1, 1996 and continued until April 1996 as senior advisor to the Chairman and a senior representative to international trade groups, partners and governments.
--------------------------------------------------------------------------------
Class I -- To serve until the annual election of directors in 1999 or until their successors are elected and qualified.
--------------------------------------------------------------------------------
                   ROBERT CIZIK, age 65. Former Chairman of the Board of Cooper Industries, Inc. Director of the Company since 1992. Member of the Executive, Finance, and Management Development and Compensation Committees.

                   Mr. Cizik joined Cooper Industries, Inc., a diversified, worldwide manufacturing company, in 1961 and served in various financial, planning and management positions prior to becoming President and Chief Operating Officer in 1973. He served as Cooper's Chief Executive Officer from 1975 to 1995, and served as Chairman of the Board from 1983 until his retirement effective April 30, 1996. Mr. Cizik is a director of American Industrial Partners, Harris Corporation,
PanEnergy Corporation, Temple-Inland, Inc., and the National Association of Manufacturers.
--------------------------------------------------------------------------------
                   RUTH M. DAVIS, age 68. Since 1981, President and Chief Executive Officer of The Pymatuning Group, Inc., Alexandria, Virginia, which specializes in technology management services. Director of the Company since 1984. Chairman of the Environmental, Safety and Public Policy Committee and member of the Executive and Nominating and Corporate Governance Committees.

                   Dr. Davis was Assistant Secretary of Energy from 1979 to 1981 and Deputy
                   Under Secretary of Defense for Research and Advanced Technology from 1977 to 1979. Dr. Davis is chairman of the board of trustees of The Aerospace Corporation and serves as a director or trustee of Sprint Corporation, Consolidated Edison Company of New York, Inc., Varian Associates, Inc., Ceridian Corporation, Premark International, Inc., Giddings & Lewis, Inc., BTG, Inc., Tupperware Corp., and the Principal Financial Group of Des Moines, Iowa. Dr. Davis has been elected to the National Academy of Engineering, the National Academy of Public Administration and the American Academy of Arts and Sciences.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DIRECTORS CONTINUING IN OFFICE:
--------------------------------------------------------------------------------
Class I -- Continued
--------------------------------------------------------------------------------
                   RUUD F. M. LUBBERS, age 57. A Minister of State and the former Prime Minister of the Netherlands. Director of the Company since 1995. Member of the Audit and Environmental, Safety and Public Policy Committees.

                   Mr. Lubbers held senior level positions within the Dutch government for over twenty years. Between 1973 and 1977, he served as Minister for Economic Affairs, in 1978 he became Parliamentary leader of the Christian Democratic Alliance, and he was Prime Minister from 1982 until 1994. Mr. Lubbers is a professor of international economics and globalization. He teaches at the Katholic University Brabant and at the
                   John F. Kennedy School of Government at Harvard University. He serves as the Chair of the Institute of Foreign Relations in The Hague and holds Chair positions at Delft University of Technology and the Tinbergen Institute. Mr. Lubbers serves as a director of Hollandia Industriele Maatschappij and Content Beheer B.V.
--------------------------------------------------------------------------------

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors of the Company met seven times during fiscal year 1996 and the outside members of the Board of Directors met once for their annual review of CEO performance, in a session led by the Chairman of the Management Development and Compensation Committee and preceded by Mr. Wagner's review of his management succession and organizational plans. During the year, the average attendance of directors at meetings of the Board of Directors and meetings of committees of the Board to which they belonged was approximately 95%.

The Board has six standing committees. These committee memberships are indicated in the preceding biographical information.

The Audit Committee consists of four directors, none of whom is an employee of the Company. The Committee, which met three times in fiscal year 1996, reviews significant matters relating to the audit and internal controls of the Company, reviews the results of audits by the Company's independent auditors, reviews the activities of the internal audit staff, and recommends selection of the Company's independent auditors for approval by the Board, subject to ratification by the shareholders. The Committee reviews and transmits to the Board the audited financial statements of the Company after the close of each fiscal year.

The Environmental, Safety and Public Policy Committee, which consists of five directors, met twice during the last fiscal year. The Committee is responsible for monitoring for and reporting to the Board regarding Company responses to issues and matters of concern in such areas as environmental compliance, safety, government, political and economic matters, community relations, and corporate and foundation philanthropic programs and charitable contributions.

The Executive Committee, which consists of four directors, did not meet during fiscal year 1996. Such Committee has authority to act on most matters during intervals between Board meetings.

The Finance Committee, which consists of five directors, met three times in fiscal year 1996. The Committee reviews the Company's financial policies, keeps informed of its operations and financial condition, including requirements for funds, advises the Board concerning sources and disposition of Company funds, evaluates investment programs, and reviews the Company's continuing financial arrangements and methods of external financing.

The Management Development and Compensation Committee, which consists of three nonemployee directors, met four times in fiscal year 1996. The Committee provides advice in connection with the Company's succession planning, establishes the Company's executive compensation policies, oversees the administration of the incentive compensation plans for executives and key employees, and reviews the actions of those responsible for the administration of the Company's pension and savings plans, from time to time approving amendments to such incentive, pension and savings plans on behalf of the Board. The Committee is also charged with the responsibility of approving the individual salary, bonus and incentive plan awards of the chief executive officer, the other executive officers and certain other senior executives, and for annually reviewing with the Board of Directors the performance of the chief executive officer.

The Nominating and Corporate Governance Committee, which consists of four nonemployee directors, met three times during the last fiscal year. The Committee reviews possible candidates for membership on the Board of Directors, including any recommended in good faith by a registered shareholder with the consent of the candidate, and makes recommendations to the Board concerning candidates for the Board of Directors. Any recommendations from shareholders should be sent to the Secretary of the Company. The Committee also recommends for Board approval the functions and schedules of the Board and of its various committees and the membership of the committees; director remuneration, plans and programs; and Board tenure and retirement policies.

OTHER RELATIONSHIPS AND TRANSACTIONS

During the past fiscal year, the Company has had commercial transactions in the ordinary course of business with industrial corporations, banks, universities and other entities with which certain of the directors are or were affiliated, as indicated on pages 2-6 of this Proxy Statement. Such transactions arose out of negotiations between the parties conducted at arm's length in competitive situations, were on the same basis as those with nonaffiliated companies, and the Company believes them to have been fair. The Company does not believe that the interest of any such director in the transactions is material either to the Company or to the individual involved. The Company anticipates that it will continue to have similar transactions with such entities in the future.

REMUNERATION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors recently approved several changes to the compensation program for directors who are not Company employees, intended to align more closely the interests of the directors with those of the shareholders. As a result of the changes, Board members will be paid an annual retainer of $48,000 ($51,000 for committee chairpersons), with no meeting fees paid for Board or committee meetings. $12,000 of this retainer will be paid in deferred stock units under the deferred compensation plan for directors described in the next paragraph. At the option of the director, the remaining retainer will be paid either in cash, or credited to the interest account or to additional deferred stock units under the deferred compensation plan. Further, the pension plan for nonemployee directors was terminated by requiring current nonvested directors (i.e., those with less than six years of service) and permitting vested directors to be credited with deferred stock units equivalent to the actuarially-determined present value of their accrued pension benefit. The pension, commencing at age 65 or later end of Board service, was $3,750 quarterly for the director's life (an amount which had been frozen since 1990). Future nonemployee directors will receive a grant of 200 deferred stock units upon initial election to the Board. As described more completely in the next paragraph, deferred stock units will be paid by delivery of shares of Company common stock to the director following the end of service on the Board.

Under the deferred compensation plan for directors, nonemployee directors are permitted to defer receiving payment of all or a portion of their retainers otherwise payable quarterly in cash, until after their Board service ends. At the choice of the director, the amount of such elective deferrals may be credited to an unfunded interest account which is deemed to earn interest at Moody's long-term "A"-rated industrial bond rate; or to an unfunded Company common stock account and converted to deferred stock units by dividing the dollar amount credited by the market value of a share of Company common stock on the date credited. In the stock account, amounts equivalent to dividends paid on Company common stock are deemed reinvested in further deferred stock units. There are no voting rights attached to the deferred stock units. Payments of deferred compensation can be made in a lump sum or in up to ten installments, as elected by the director before the compensation was earned. Payment of amounts credited to the interest account is in the form of cash and payment of deferred stock units is made in shares of Company common stock. In the case of the death of a director or a change in control of the Company (as defined in the plan) followed by a director's cessation of Board service, the director's entire plan account is payable immediately in a single cash lump sum.

Each year under the Company's stock option plan for directors, directors who have not been Company employees and who are members of the Board immediately following the annual meeting of shareholders, receive an option to purchase 1,000 shares of Company common stock at market value on the date of grant. Each option becomes exercisable six months after grant, and remains exercisable for 10 years after grant unless Board service ceases before six years (other than for disability or death).

Nonemployee directors are reimbursed for expenses incurred in performing their duties as directors. Members of the Company's Japan Advisory Council, including Mr. Shiina, receive an annual fee of $15,000 for serving on such Council, and members of the Company's European Advisory Council, including Mr. Lubbers, receive an annual fee of $10,000 for serving on such Council, along with reimbursement of their expenses incurred in performing related duties.

DIRECTOR TERM LIMITATION AND RETIREMENT POLICY

The Company's term limitation and retirement policy for directors limits directors to four three-year terms (or 12 years) of Board service, unless the director had already attained age 65 when the term limitation policy was first adopted. Further, directors who have never been Company employees are to tender their resignation for consideration by the Nominating and Corporate Governance Committee upon a change in principal position or identity other than due to normal retirement and are not to stand for election to a term during which age 71 would be achieved. Finally, directors who are also Company employees, including the chief executive officer, must retire from the Board upon retirement on or after January 1, 1994 from active employment with the Company. Company policy requires the chief executive officer and other executive officers to retire from Company employment at age 65.

                      AGENDA ITEM NO. TWO: RATIFICATION OF
                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

At its meeting held on November 21, 1996, the Board of Directors of the Company upon recommendation of its Audit Committee approved the designation of Arthur Andersen LLP of Philadelphia, Pennsylvania, as independent certified public accountants for the Company for the fiscal year ending September 30, 1997, subject to ratification by the shareholders at the Annual Meeting. This accounting firm has performed such service since 1948.

A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Shareholders. Such representative will be offered the opportunity to make a statement and will be available to respond to appropriate questions.

Under applicable Delaware law and the Company's By-Laws, as amended, the outcome of this agenda item will be determined by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and having voting power on this matter. Proxies marked as abstaining will be counted in the tabulation of the vote cast and, thus, will have the effect of a vote against the proposal. Under New York Stock Exchange Rules, brokers that do not receive instructions from their customers may nevertheless vote on the matter.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                                 OTHER MATTERS

The Board of Directors and management of the Company do not know of any matter other than referred to in the foregoing Notice of Annual Meeting of Shareholders and this Proxy Statement that may come before the meeting. However, if any other matter should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their judgment on such matters.

                    ADDITIONAL INFORMATION FOR SHAREHOLDERS

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

COMPENSATING EXECUTIVE OFFICERS. The Management Development and Compensation Committee of the Company's Board of Directors (the "Committee"), comprised of three nonemployee directors, is responsible for determining and administering all of the compensation policies and plans for Company executive officers. Executive officers are paid for individual performance and responsibility, with a significant amount of total compensation at risk. This at risk portion is tied to both the annual and longer-term financial performance of the Company, as well as to the creation of incremental shareholder value which is expected to result from achieving an above average return on shareholders' equity in combination with sustained long-term growth. The financial goals used to guide the Company's investment decisions and evaluate its overall performance are also used in the Company's management compensation program, the primary elements of which are base salary, cash bonus, and stock based intermediate and long-term compensation.

The Committee specifically determines each executive officer's individual salary, annual cash bonus, and stock based incentive awards. Each year the Committee sets target levels for salary and bonus awards by reference to the median level for executive compensation reported by compensation surveys, and guidelines for numbers of units of long-term incentives intended to provide stock based compensation opportunity valued above the compensation survey median. Since a large portion of the compensation opportunity is determined by performance-based variables, total compensation may be above or below the median based on individual and/or Company performance. The Committee uses survey data for industrial companies with annual revenues of three to six billion dollars, and focuses on chemical and nondurable manufacturing companies in particular.

Variable, performance-based components of compensation paid and awarded in fiscal year 1996 were progressively greater for higher level positions in order to encourage these individuals to manage from the perspective of owners with an equity stake in the Company. The approximate range was 60 to 70 percent variable compensation for the six executives named in this Proxy Statement.

During fiscal year 1996, the Committee, the Board of Directors, and the Company's shareholders approved amendments and terms applicable to the performance-based bonus and incentive plans in order to exempt all such compensation to be paid to the Company's executive officers for fiscal year 1996 and later years from the limit on tax deductibility under Section 162(m) of the Internal Revenue Code of 1986. No compensation paid for 1996 will exceed the deduction limit which applies to nonperformance-based compensation in excess of $1,000,000 paid to any of the five most highly compensated executive officers. However, the Committee has in the past and may in the future structure compensatory arrangements that are subject to the deduction limit.

1996 ANNUAL CASH COMPENSATION -- BASE SALARY. Late in fiscal year 1995, the Committee fixed the fiscal year 1996 salaries for Mr. Wagner and each of the other executive officers. The Committee considered pay data for comparable positions derived from the compensation surveys; individual performance, position in salary range, and time since last increase; and, most importantly, the

Company's overall performance as related to Mr. Wagner's leadership and the impact of the other executive officers on the business.

BONUS. The shareholder approved Annual Incentive Plan provides that in granting annual cash bonuses the Committee consider the Company's performance for the fiscal year based upon the measure or measures of performance selected by the Committee. The plan also sets a maximum individual annual bonus limit of the lesser of $2,000,000 or 150% of the recipient's most recent annualized base salary rate.

At the beginning of fiscal year 1996, the Committee adopted performance objectives for the year and established an objective formula for computing bonus awards for the chief executive officer and other executive officers which, applied to the target bonus for each position, established a maximum dollar bonus payment for each of them. These performance objectives were based on return on shareholders' equity (ROE) and growth in net income. Following the end of the year, in addition to establishing the maximum bonus by measuring performance against the performance objectives, the Committee also considered growth in revenues, growth in earnings per share, total return to shareholders, the overall economic environment, and the performance of each of the nine other companies besides Air Products which comprise the Standard & Poor's Chemicals Index for a single year and over multiple years, to determine the actual bonus award level. Further, in determining Mr. Wagner's actual bonus, the Committee made use of its 1996 CEO performance review focusing on objectives developed by the Committee to evaluate Mr. Wagner's leadership to the Company, its various stakeholders, and the Board of Directors.

At the November 1996 meeting, the Committee completed its assessment of the Company's and Mr. Wagner's performance and set 90% of the 1996 target bonus guideline as the overall bonus award level for fiscal year 1996, including for Mr. Wagner's award. This award level is substantially lower than the 1995 award which was set at 155% of the 1995 target bonus guideline.

1996 AND FUTURE STOCK BASED COMPENSATION. This compensation component is particularly important since it reflects the Company's capital intensive business portfolio which requires long-term commitments for success. Last January, shareholders approved the continuation of the Long-Term Incentive Plan and additional shares of Company common stock for future plan awards. There are currently two main forms of plan awards -- stock options and deferred stock units.

Individuals chosen for awards of fiscal year 1996 options and deferred stock units (Career Shares) in the fall of 1995, including all of the executive officers, received a number of units within the guideline award range for their salary grade, reflecting their position and responsibilities. These fiscal year 1996 options have an exercise price which is the market value on the date of grant. Since these options provide gains to executives only if the stock price improves over the market value at the date of grant and since shares in payment of deferred stock units are not delivered until two years following retirement, these awards serve to retain and motivate the Company's executive officers and to align their interests with the interests of Air Products shareholders. Both forms of long-term awards are subject to forfeiture should executives engage in certain activities including competing with the Company.

This fall, the Committee approved a two-year performance-based component to the management compensation program intended to complement existing practices and further strengthen the alignment of the financial interests of Air Products' management team with those of our shareholders by significantly increasing the portion of total executive compensation determined by Air Products' short to intermediate term financial performance. First, for fiscal year 1997 grants of Career Share deferred stock units were discontinued. Instead, performance-based deferred stock units have been granted with earn out predicated upon the achievement of a compound annual earnings growth rate above the Company's published goal of 12% over the next two years. The range of earn out is 0 to 150%, depending on the earnings per share and operating group net income achieved by 1998. Second, in addition to market-priced ten-year stock options, five-year premium-priced options were granted for fiscal year 1997. To encourage earnings momentum by and beyond 1998, these five-year options are exercisable after two years at approximately 125% of Air Products' October 1, 1996 share price. A third new initiative relates to longer term profitable growth. It requires Company officers to attain an investment position in Air Products stock or stock units of five times base salary for Mr. Wagner and two to four times base salary for the other officers, depending on the individual's responsibility, within a five-year period beginning October 1, 1996.

     SUMMARY. Air Products' management compensation program is designed to closely link the performance of management to accomplishing long-term growth strategies and building shareholder value, while also addressing nearer-term results. The individual elements of the program are coherent and collectively provide a package that is well suited to the type of capital-intensive businesses in which Air Products is engaged, within the market guidelines for similarly sized companies. Air Products' management clearly understands the linkage of investment decision-making, operating performance, and compensation. Because of this linkage, the Committee believes that management is clearly focused on corporate growth, as well as the nearer and long-term interests of our shareholders.

               Management Development and Compensation Committee
                         Terry R. Lautenbach, Chairman
                                 Tom H. Barrett
                                  Robert Cizik

COMPENSATION AND OPTION TABLES

TABLE 1 presents before-tax information concerning compensation earned, paid to, awarded or accrued for services by the chief executive officer and five other most highly compensated executive officers of the Company as of the end of fiscal year 1996, during fiscal years 1994, 1995, and 1996 including Career Share awards (referred to under the column "Restricted Stock Awards") granted under the 1990 Deferred Stock Plan and ten year, market-priced options granted under the 1997 Long-Term Incentive Plan (formerly known as the 1990 Long-Term Incentive Plan). TABLE 2 presents more detailed information concerning the foregoing stock option awards granted in fiscal year 1996 to the individuals named in Table 1 pursuant to the 1997 Long-Term Incentive Plan. TABLE 3 presents information as to options exercised and held by such persons in fiscal year 1996.

                                    TABLE 1

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                        COMPENSATION AWARDS
                                       ANNUAL COMPENSATION           --------------------------
                                ----------------------------------   RESTRICTED    SECURITIES
                                                      OTHER ANNUAL     STOCK       UNDERLYING      ALL OTHER
 NAME AND PRINCIPAL    FISCAL    SALARY     BONUS     COMPENSATION     AWARD      STOCK OPTIONS   COMPENSATION
      POSITION          YEAR     ($)(1)     ($)(1)       ($)(2)      ($)(3)(5)      (#)(4)(5)         (6)
---------------------  ------   --------   --------   ------------   ----------   -------------   ------------
Harold A. Wagner.....   1996    $738,077   $473,000     $      0      $390,450        50,100        $ 25,198(7)
  Chairman,             1995    $686,539   $640,000     $      0      $346,875        50,000        $ 20,597
  President and         1994    $600,000   $378,000     $    207      $289,562        46,010        $ 18,653
  Chief Executive
  Officer
James H. Agger.......   1996    $295,577   $119,000     $      0      $130,150        12,100        $  8,908(8)
  Vice President,       1995    $283,808   $176,000     $      0      $115,625        12,000        $  8,516
  General Counsel       1994    $254,000   $122,000     $      0      $ 27,391        10,230        $  8,186
  and Secretary
Robert E. Gadomski...   1996    $311,538   $162,000     $      0      $156,180        16,000        $  9,402(9)
  Executive Vice        1995    $297,962   $208,000     $      0      $185,000        16,000        $  8,940
  President,            1994    $247,000   $119,000     $      0      $ 43,043        14,060        $  7,728
  Chemicals
John P. Jones III....   1996    $305,268   $139,000     $268,556      $156,180        16,000        $  9,166(10)
  Executive Vice        1995    $274,231   $185,000     $281,815      $185,000        12,100        $  8,229
  President, Gases      1994    $255,000   $122,000     $225,305      $ 43,043        11,510        $  7,681
  and Equipment
Joseph J. Kaminski...   1996    $384,423   $178,000     $      0      $208,240        20,000        $ 11,562(11)
  Corporate             1995    $368,462   $257,000     $      0      $231,250        20,000        $ 11,056
  Executive Vice        1994    $330,000   $178,000     $ 91,874      $ 66,521        16,620        $ 10,233
  President
Arnold H. Kaplan.....   1996    $274,039   $113,000     $      0      $104,120        12,100        $  8,266(12)
  Vice President,       1995    $227,693   $124,000     $      0      $ 92,500         9,000        $  6,831
  Finance               1994    $219,385   $ 92,000     $      0      $ 19,565         7,670        $  7,291

---------------
 (1) Amounts shown include cash compensation earned in or for each fiscal year, including amounts received by the executive as well as any amounts earned but deferred at the election of the executive.

 (2) The value of perquisites and other personal benefits, if any, is not included, because in each instance the aggregate incremental cost to the Company for such benefits was below the Securities and Exchange Commission's ("SEC's") required disclosure thresholds. The amounts shown in this column are comprised of payments made under the Company's plans applicable to all employees who are U.S. citizens on international assignments. The amount shown for Mr. Wagner for fiscal year 1994 was for tax equalization relating to his overseas assignment which concluded during fiscal year 1990. The amounts shown for Messrs. Jones and Kaminski are comprised of payments for foreign cost of living and exchange rate adjustments, foreign housing costs and domestic housing management, and for tax equalization relating to their overseas assignments. Mr. Jones' overseas assignment concluded during fiscal year 1996 and Mr. Kaminski's concluded during fiscal year 1993.

 (3) Deferred stock units referred to as "Career Shares" awarded to executives at the beginning of the indicated fiscal years under the 1990 Deferred Stock Plan, each unit entitling the recipient to receive from the Company one share of Company common stock at or following the end of the applicable deferral period, together with a cash payment equivalent to the dividends which would have accrued on a share of common stock during the deferral period. The deferral period established by the Management Development and Compensation Committee is the earlier of two years following the executive's retirement or disability, or his death (but no earlier than two years from the grant date), subject to acceleration by this Committee upon a change in control of the Company as defined in the plan. Under the latter circumstances, the Committee may determine to pay the units in cash in an amount prescribed by a plan formula defining stock value. Amounts reported in the Table are based on the grant date market values of $52.06 per share for the fiscal year 1996 awards, $46.25 per share for the fiscal year 1995 awards, and $39.13 per share for the fiscal year 1994 awards (the mean of the high and low sale prices as reported on the New York Stock Exchange ("NYSE") Composite Transactions, for the date indicated), without giving effect to the diminution of value attributable to the nontransferability, absence of voting rights and other features and restrictions applicable to such units. As of September 30, 1996, Mr. Wagner held an aggregate of 34,000 units valued at $1,974,125; Mr. Agger held 7,100 units valued at $412,244; Mr. Gadomski held 9,900 units valued at $574,819; Mr. Jones held 9,400 units valued at $545,788; Mr. Kaminski held 12,900 units valued at $749,006; and Mr. Kaplan held 5,500 units valued at $319,344, such values determined in the same manner as were the amounts in the Table but based on the 1996 fiscal year-end $58.0625 market value of a share of Company common stock.

 (4) During a thirty-day period following a change in control of the Company as defined in the 1997 Long-Term Incentive Plan, pursuant to which the options were granted, such options can be canceled upon or surrendered for payment of 100% of the "spread" between the value of the shares of Company common stock subject to the option, as defined in such plan, and the option exercise price.

 (5) Deferred stock unit and option awards are subject to forfeiture at the discretion of the Management Development and Compensation Committee for breaching any agreement with or obligation to the Company or engaging in certain specified activities including competing with the Company.

 (6) The amounts shown for fiscal years 1994 and 1996 are comprised principally and the amounts shown for fiscal year 1995 are comprised solely of Company matching contributions and/or accruals (together, the "Company match") under the Company's qualified 401(k) plan and nonqualified supplementary defined contribution savings plan (together, the "Savings Plan") under which the Company matches 50% of each participant's Savings Plan elective salary reduction up to 6% of base pay (i.e., a 3% match). In addition, incidental amounts of interest deemed to be compensatory by the SEC are included for the portion of the interest accrued on such Savings Plan and certain deferred bonus accounts at a rate above 120% of the applicable federal long-term rate for the period of compounding. No such compensatory interest was earned for fiscal year 1995. Interest accrued on such deferred compensation at a rate below such a market rate is not included because it is not treated as compensatory by the SEC.

 (7) The Savings Plan Company match for fiscal years 1996, 1995, and 1994 is $25,143, $20,597, and $18,000, respectively.

 (8) The Savings Plan Company match for fiscal years 1996, 1995, and 1994 is $8,869, $8,516, and $7,621, respectively.

 (9) The Savings Plan Company match for fiscal years 1996, 1995, and 1994 is $9,377, $8,940, and $7,410, respectively.

(10) The Savings Plan Company match for fiscal years 1996, 1995, and 1994 is $9,159, $8,229, and $7,654, respectively.

(11) The Savings Plan Company match for fiscal years 1996, 1995, and 1994 is $11,534, $11,056, and $9,900, respectively.

(12) The Savings Plan Company match for fiscal years 1996, 1995, and 1994 is $8,222, $6,831, and $6,620, respectively.

                                    TABLE 2

                       OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS                                    POTENTIAL REALIZABLE VALUE AT
--------------------------------------------------------------------------------       ASSUMED ANNUAL RATES OF
                        NUMBER OF     PERCENT(%)                                      STOCK PRICE APPRECIATION
                        SECURITIES     OF TOTAL                                             FOR TEN YEAR
                        UNDERLYING     OPTIONS                                             OPTION TERM(3)
                         OPTIONS      GRANTED TO    EXERCISE                      ---------------------------------
                         GRANTED     EMPLOYEES IN     PRICE        EXPIRATION           5%               10%
         NAME             (#)(1)     FISCAL YEAR    ($/SH)(2)         DATE              ($)              ($)
----------------------  ----------   ------------   ---------   ----------------  ---------------  ----------------
Harold A. Wagner......    50,100         2.2%        $ 52.06    October 3, 2005     $1,640,287        $4,156,809
James H. Agger........    12,100         0.5%        $ 52.06    October 3, 2005      $ 396,157        $1,003,940
Robert E. Gadomski....    16,000         0.7%        $ 52.06    October 3, 2005      $ 523,844        $1,327,524
John P. Jones III.....    16,000         0.7%        $ 52.06    October 3, 2005      $ 523,844        $1,327,524
Joseph J. Kaminski....    20,000         0.9%        $ 52.06    October 3, 2005      $ 654,805        $1,659,405
Arnold H. Kaplan......    12,100         0.5%        $ 52.06    October 3, 2005      $ 396,157        $1,003,940
                                                                                        5%               10%
                                                                                  ($84.80/SHARE)   ($135.03/SHARE)
                                                                                  ---------------  ----------------
Increase in market value of Air Products stock at assumed annual rates of stock price appreciation used in Table 2 above over the ten-year period beginning on
  October 2, 1995.(4)...........................................................   $4.0 billion     $10.1 billion

---------------

(1) Nonqualified stock options which become exercisable in one-third increments on the first three anniversaries of grant except that upon a change in control of the Company, as defined in the option plan, there would be an automatic acceleration of their exercisability. During a thirty-day period following such a change in control, options can be cancelled upon or surrendered for payment of 100% of the "spread" between the market value of the shares subject to the option, as defined in the option plan, and the option exercise price. The option exercise price may be paid by delivery of owned shares and/or tax withholding obligations relating to exercise may be satisfied by delivery of owned shares and/or withholding shares purchased upon exercise. Outstanding options are subject to forfeiture at the discretion of the Management Development and Compensation Committee for breaching any agreement with or obligation to the Company or engaging in certain specified activities including competing with the Company. This Committee also retains discretion, subject to plan limits, to modify outstanding options. In general, options terminate when employment ends except due to retirement, disability or death, where the exercisable options (and unexercisable options prorated to termination of employment) continue through their expiration date and, if the Committee so approves, as has been its practice for retiring executive officers including the chief executive officer, unexercisable portions will become exercisable in accordance with the original grant terms.

(2) Granted at market value (the mean of the high and low sale prices on the grant date as reported on the NYSE -- Composite Transactions).

(3) Figures shown under "Potential Realizable Value" are the pre-tax gains which would be recognized on October 2, 2005 if an executive exercised all of his 1996 options on October 2, 2005 and Air Products stock price had grown between October 2, 1995 and October 2, 2005 at the 5% and 10% assumed growth rates set by the SEC to $84.80 and to $135.03 per share, respectively. The amounts shown are not intended to forecast possible future appreciation, if any, of the price of Air Products stock. Since granted at market value, no gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately.

(4) These amounts represent the increase in the market value of Air Products outstanding shares (121.7 million) as of September 30, 1995, that would result from the same stock price growth assumptions used to show the Potential Realizable Values for the executives named in Table 2 above.

                                    TABLE 3

                         AGGREGATED OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                              NUMBER OF
                                                                        SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                         UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                                       AT FISCAL YEAR END (#)       AT FISCAL YEAR END ($)(2)
                                 SHARES ACQUIRED        VALUE        ---------------------------   ---------------------------
              NAME               ON EXERCISE (#)   REALIZED ($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------- ---------------   ---------------   -----------   -------------   -----------   -------------
Harold A. Wagner................      13,520          $ 560,607        181,458         98,772      $ 4,486,169     $ 984,870
James H. Agger..................       7,000          $ 283,675         71,530         23,510      $ 2,055,503     $ 231,690
Robert E. Gadomski..............           0          $       0         79,785         31,355      $ 2,276,007     $ 310,799
John P. Jones III...............           0          $       0         45,595         27,905      $ 1,141,510     $ 263,994
Joseph J. Kaminski..............       9,020          $ 380,216         81,946         38,874      $ 2,255,091     $ 382,444
Arnold H. Kaplan................           0          $       0         59,532         20,658      $ 1,798,686     $ 191,935

---------------
(1) Before-tax amounts determined by subtracting the exercise price from the exercise date market value (the mean of the high and low sale prices on the exercise date as reported on the NYSE -- Composite Transactions).

(2) Derived by subtracting the aggregate of the option exercise prices from the 1996 fiscal year-end market value for all shares underlying outstanding options since all of such options were "in-the-money" -- that is, the September 30, 1996 market value of $58.0625 exceeded the applicable option exercise price.

As a general matter, whether or not financial benefit will be derived from the exercise of options depends on the relationship between the market price of the underlying securities and the exercise price of the options, and on the executive's own investment decisions. To the extent that options have an exercise price above the market price ("out-of-the-money"), such options may ultimately confer no financial benefit to the executive as they may expire before they can be exercised profitably. Similarly, options "in-the-money" on a given date can become "out-of-the-money" due to price fluctuations in the stock market. Also, the value of the stock purchased on exercise may later decline to below the option exercise price before the stock is sold. For these reasons, the Company believes that placing a current value on outstanding options is highly speculative and that such valuations may not represent the true benefit, if any, that may be realized by an executive.

STOCK PERFORMANCE INFORMATION

The following Graph compares the cumulative total shareholder returns of (a) the Company's common stock, (b) the Standard & Poor's 500 Stock Index and (c) the Standard & Poor's Chemicals Index, at each September 30 during the five-year period beginning September 30, 1991 and ending September 30, 1996. The Graph assumes the investment of $100 on September 30, 1991 in Air

Products common stock, in the S&P 500 and in the S&P Chemicals, and total shareholder return was calculated on the basis that in each case all dividends were reinvested.

        Measurement Period
      (Fiscal Year Covered)            Air Products           S&P 500          S&P Chemicals
Sep 91                                     100                 100                 100
Sep 92                                     135                 111                 110
Sep 93                                     120                 125                 119
Sep 94                                     148                 130                 156
Sep 95                                     169                 169                 185
Sep 96                                     192                 203                 239

PENSION PLANS

The Company funds a tax-qualified, defined benefit pension plan for virtually all U.S. employees, including the executives named in the Summary Compensation Table. Retirement income benefits for salaried employees are based upon the participant's years of credited service and average base salary for the highest three consecutive years during the final ten years of service ("Final Average Earnings"). In addition, the Company has an unfunded supplementary pension plan under which certain employees, including those named in the Summary Compensation Table, are provided pension benefits which cannot be paid under the qualified pension plan because of Internal Revenue Code limitations, as well as pension benefits which would be payable under the qualified plan if bonus payments were taken into consideration in determining Final Average Earnings.

Table 4 shows the approximate annual retirement benefits payable to salaried employees retiring at age 65 in calendar year 1996, after selected periods of service with selected amounts of Final Average Earnings, under the straight-life annuity option under the pension plans without reduction for any survivor benefit.

                                    TABLE 4

                               PENSION PLAN TABLE

 REMUNERATION                                     YEARS OF SERVICE
(FINAL AVERAGE    --------------------------------------------------------------------------------
  EARNINGS)          15          20          25          30          35          40          45
--------------    --------    --------    --------    --------    --------    --------    --------
  $  300,000      $ 66,271    $ 88,361    $110,452    $132,542    $154,633    $177,133    $199,633
     400,000      $ 88,771    $118,361    $147,952    $177,542    $207,133    $237,133    $267,133
     500,000      $111,271    $148,361    $185,452    $222,542    $259,633    $297,133    $334,633
     600,000      $133,771    $178,361    $222,952    $267,542    $312,133    $357,133    $402,133
     700,000      $156,271    $208,361    $260,452    $312,542    $364,633    $417,133    $469,633
     800,000      $178,771    $238,361    $297,952    $357,542    $417,133    $477,133    $537,133
     900,000      $201,271    $268,361    $335,452    $402,542    $469,633    $537,133    $604,633
   1,000,000      $223,771    $298,361    $372,952    $447,542    $522,133    $597,133    $672,133
   1,100,000      $246,271    $328,361    $410,452    $492,542    $574,633    $657,133    $739,633
   1,200,000      $268,771    $358,361    $447,952    $537,542    $627,133    $717,133    $807,133
   1,300,000      $291,271    $388,361    $485,452    $582,542    $679,633    $777,133    $874,633
   1,400,000      $313,771    $418,361    $522,952    $627,542    $732,133    $837,133    $942,133

Retirement benefits are not subject to any deductions for Social Security benefits or other offsets. The normal form of benefit is an annuity, but a lump sum payment is available, subject to certain conditions, as an optional form of payment for the portion of the retirement benefit payable under the supplementary pension plan.

In the case of the executives named in the Summary Compensation Table, compensation covered by the pension plans which is used to calculate Final Average Earnings is the annual compensation reported in the Salary and Bonus columns of the Summary Compensation Table (Table 1, at page 12). The approximate years of service as of September 30, 1996 for the executive officers named in the Summary Compensation Table are: Mr. Wagner, 33 years; Mr. Agger, 28 years; Mr. Gadomski, 26 years; Mr. Jones, 24 years; Mr. Kaminski, 31 years; and Mr. Kaplan, 32 years.

The Company's obligations to pay benefits under the supplementary pension plan are secured by a grantor trust. Likewise, the Company's obligation to pay benefits under the nonqualified supplementary savings plan referred to in footnote 6 to Table 1, Summary Compensation Table, at page 13, is secured by a grantor trust. The Company's obligation to provide funding for each trust is secured by a letter of credit. Each letter of credit permits and each trust agreement requires the trustee to draw on the letter of credit to (a) pay benefits or trust administration expenses which the Company fails to pay and (b) fund each trust if the Company fails to maintain the letter of credit or if the Company fails to cash fund the trust on the day a change in control of the Company occurs (as defined in the trust). The assets of each trust will at all times be subject to claims of the Company's creditors and the trustee will not be able to draw on the letter of credit if the Company is insolvent (as defined in each trust).

CERTAIN AGREEMENTS WITH EXECUTIVE OFFICERS

The Company has identical agreements ("employment agreements") with certain Company executives including each of the current executive officers. The employment agreements are designed to retain the executives and provide for continuity of management in the event of any actual or threatened change in control of the Company. The employment agreements provide that in the event of a change in control of the Company (as defined in the employment agreements) each executive would have the right to continue in the Company's employment and receive compensation and benefits specified in the agreement to the earlier of his age 65 or three years following the later of the change in control or a subsequent merger, consolidation or reorganization of the Company occurring within three years of the change in control while he is still employed. If, during this period after such change in control, either the executive's employment is terminated by the Company without cause (as defined) or the executive is forced to resign due to a failure by the Company to comply with any material provision of the employment agreement, the executive would generally be entitled to receive liquidated damages equivalent to the compensation and benefits he would have received during the then remaining period of the employment agreement. This would include, in addition to continued medical, dental and other welfare benefits for such period and reimbursement of legal expenses, a lump sum cash payment equal to the then present value of (1) his monthly base salary, bonus and Company matching contribution or accrual under the Company's qualified 401(k) and nonqualified supplementary defined contribution savings plans, multiplied by the number of months remaining in the term of the employment agreement following his termination, and (2) the difference between the pension benefits which would have been payable at the end of the term of the employment agreement and the executive's earlier termination under or by reference to the Company's defined benefit pension plans.

Each employment agreement provides for indemnification of the executive if he becomes involved in litigation because he is a party to the agreement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table furnishes information known by the Company as to the beneficial owners of more than five percent of the Company's common stock, as of September 30, 1996.

                                                             AMOUNT AND NATURE
                                                               OF BENEFICIAL
           NAME AND ADDRESS OF BENEFICIAL OWNER                  OWNERSHIP       PERCENT OF CLASS
-----------------------------------------------------------  -----------------   ----------------
State Farm Mutual Automobile Insurance Company(1)..........       7,486,800             6.0%
One State Farm Plaza
Bloomington, IL 61710
State Street Bank and Trust Company, Trustee(2)............       7,323,195             5.9%
P.O. Box 1389
Boston, MA 02104
Mellon Bank (DE) National Association......................      10,000,000             8.0%
Trustee of the Air Products and Chemicals, Inc.
Flexible Employee Benefits Trust (the "Trust")(3)
Mellon Bank Center
10th and Market Streets, 2nd Floor
Wilmington, DE 19801

---------------
(1) Based upon information in a report on Schedule 13G for the period ending December 31, 1995 filed by State Farm Mutual Automobile Insurance Company ("State Farm") with the Securities and Exchange Commission ("SEC"), as updated by State Farm through September 30, 1996. State Farm has sole voting power and sole investment power as to all 7,486,800 shares. In addition, based upon information filed by State Farm Investment Management Corp. ("SFIMC") with the SEC and other information available to the Company, the Company has reason to believe that SFIMC is the beneficial owner of 725,000 shares, which represents 0.58% of the class, and that SFIMC has sole voting and investment power as to all 725,000 shares.

(2) Based upon information in a report on Schedule 13G for the period ending December 31, 1995 filed by State Street Bank and Trust Company ("State Street") with the SEC, as updated by State Street through September 30, 1996. State Street shares voting and investment power as to 5,839,850 shares held in trust by it as Trustee for the Company's Retirement Savings and Stock Ownership Plan (the "Savings Plan") representing 4.7% of the class. The Savings Plan trust agreement provides that the Trustee will vote, and tender or exchange, the shares held in the Savings Plan trust as the participants in the Savings Plan direct, as described under CERTAIN PROCEDURAL INFORMATION at page 23 and in footnote 1(d) on page 22. State Street also has sole investment power as to 1,168,130 shares held in trust by it as trustee or discretionary advisor for various collective investment funds for employee benefit plan and other index accounts, representing .9% of the class (of which shares it has sole voting power over 1,126,530 shares and no voting power over 41,600 shares); and has beneficial ownership of 315,215 shares held in trust by it as trustee or co-trustee under various trust accounts, representing .3% of the class (of which shares it has sole voting power over 243,182 shares, shared voting power over 72,033 shares, sole investment power over 202,377 shares, and shared investment power over 112,838 shares).

(3) As indicated in a report on Schedule 13D filed by the Trust with the SEC, the Trust holds the Company's common stock under a grantor trust agreement between the Company and Mellon Bank (DE) National Association, as Trustee, creating the Trust which was entered into to provide for the satisfaction of certain obligations of the Company and its affiliates under various employee benefit and compensation plans, programs, contracts and structures (the "plans"). Beginning in the Company's fiscal year 1997, shares held in the Trust will periodically be transfered from the Trust to satisfy plan obligations specified by the Company. Both the Trust and Trustee have disclaimed beneficial ownership of all 10,000,000 shares. The Trustee has no discretion in the manner in which the shares will be voted. The trust agreement provides that the Trustee will vote, and tender or exchange, the shares held in the Trust only in the same proportions and manner as the participants in the Company's Savings Plan direct the trustee of the Savings Plan with respect to shares of Company common stock held in the Savings Plan trust. The particular rules for Savings Plan voting are described under CERTAIN PROCEDURAL INFORMATION at page 23, and, for tendering or exchanging, in footnote 1(d) on page 22. The trust agreement further provides that all voting and all tendering or exchange actions and directions with respect to the shares will be held in confidence and not disclosed to any person, including officers and employees of the Company.

The table below sets forth information furnished by the following persons and, where possible, confirmed from records of the Company, as to the number of shares of the Company's common stock beneficially owned by the directors, nominees for director and executive officers of the Company generally as of November 1, 1996.

                                                        AMOUNT AND NATURE OF BENEFICIAL
                                                          OWNERSHIP(1) AND PERCENT OF
                 NAME OF BENEFICIAL OWNER                          CLASS(2)
     ------------------------------------------------  ---------------------------------
     James H. Agger..................................    104,822(3)
     Dexter F. Baker.................................    659,885(3)(4)
     Tom H. Barrett..................................     14,139(5)
     L. Paul Bremer III..............................      5,620(5)
     Robert Cizik....................................      8,570(5)
     Ruth M. Davis...................................      5,308(5)
     Robert E. Gadomski..............................    119,787(3)
     Edward E. Hagenlocker...........................          0
     John P. Jones III...............................     77,074(3)
     Joseph J. Kaminski..............................    137,027(3)
     Arnold H. Kaplan................................     93,426(3)
     Terry R. Lautenbach.............................      6,772(5)
     Ruud F. M. Lubbers..............................      1,176(5)
     Judith Rodin....................................      5,748(5)
     Takeo Shiina....................................      4,321(5)
     Lawrason D. Thomas..............................      3,587(5)
     Harold A. Wagner................................    309,031(3)
     All directors and executive officers as a group
       comprised of the above 17 persons.............  1,556,293                   1.13%

---------------
(1) Beneficial ownership of common stock as reported in the above table has generally been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Accordingly, all Company securities over which the directors, nominees and executive officers named or the group directly or indirectly have or share voting or investment power have been deemed beneficially owned and have been included in the table. Except as otherwise noted in this footnote, the directors, nominees and executive officers have sole voting and investment power over the securities indicated in the table as beneficially owned by them.

    Included in the figures in the table are:

     (a) an aggregate of 1,004,814 options granted under the Company's Long-Term Incentive Plans and under the Company's Stock Option Plan for Directors, an aggregate of 78,800 deferred stock units known as "Career Shares" awarded under the Company's 1990 Deferred Stock Plan, an aggregate of 47,500 deferred stock units known as "Performance Shares" granted under the 1997 Long-Term Incentive Plan (said awards being subject to achieving certain performance objectives and being reported herein at the 100% target level of earn out), and an aggregate of 19,357 deferred stock units under the Deferred Compensation Plan for Directors (5,554 of which were acquired by the directors after November 1, 1996 in connection with terminating the pension plan for nonemployee directors), as to which securities the recipient directors, nominees, and executive officers have no voting or investment power;

     (b) an aggregate of 7,775 shares held by, or for the benefit of, members of the immediate families or other relatives of certain of the directors, nominees and executive officers, of which amount such directors, nominees and executive officers disclaim beneficial ownership of 7,050 shares;

     (c) an aggregate of 4,022 shares owned jointly by certain of the directors, nominees and executive officers with their spouses with whom they share voting and investment power; and

     (d) shares represented by units of interest allocated to the account of the current and former executive officers named above under the Company's Retirement Savings and Stock Ownership Plan (the "Savings Plan"). Participants are entitled to confidentially direct the Savings Plan trustee as to how to vote such shares represented by units of interest allocated to their Savings Plan accounts, as described under CERTAIN PROCEDURAL INFORMATION at page 23. Further, participants have the right to confidentially direct the trustee as to whether or not to tender or exchange such Savings Plan shares, but if the trustee does not receive timely directions from participants such shares will not be tendered or exchanged. The trustee will respond as to fractional shares in the same proportions as Savings Plan shares for which participant directions have been received.

(2) No individual director's, nominee's or executive officer's beneficial holdings totaled 1% or more of the outstanding shares as of such date, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (under which the deferred stock units referred to in footnote 1(a) above are disregarded for all percentage calculation purposes).

(3) These figures include shares which may be acquired in the following amounts by exercise of stock options exercisable within 60 days of November 1, 1996, which options were granted under the Company's Long-Term Incentive Plans:
    Mr. Agger -- 82,973; Mr. Baker -- 343,800; Mr. Gadomski -- 95,139; Mr.
    Jones -- 58,799; Mr. Kaminski -- 100,818; Mr. Kaplan -- 69,123; and Mr.
    Wagner -- 230,162.

(4) This figure includes 80,000 shares owned by a private corporation and 77,618 shares owned by a charitable foundation, as to which shares Mr. Baker has shared voting and investment power.

(5) These figures include 3,000 shares which may be acquired by each nonemployee director by exercise of stock options exercisable within 60 days of November 1, 1996, granted under the Company's stock option plan for directors (except that the figure shown for Mr. Thomas includes only 2,000 shares and the figure shown for Mr. Lubbers includes only 1,000 shares, since they were not serving as directors at the time of the first grant(s) under this plan).

                         CERTAIN PROCEDURAL INFORMATION

The Annual Report for the fiscal year ended September 30, 1996, including financial statements, has been mailed to all shareholders together with this Proxy Statement, which was first mailed December 11, 1996. The Annual Report is not considered part of the proxy solicitation materials.

Only holders of common stock of record at the close of business on November 29, 1996, will be entitled to vote at the Annual Meeting. Under applicable Delaware law and the Company's By-Laws, as amended, the holders of a majority of such outstanding shares of common stock of the Company entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Proxies marked as abstaining (and broker nonvotes which are described below) will be treated as present for purposes of determining a quorum for the meeting.

Each holder of the 120,403,539 issued and outstanding shares of $1 par value common stock of the Company as of the November 29, 1996 record date is entitled to one vote in person or by proxy for each share held. Such shares represented by each duly signed proxy will be voted as directed by the shareholder on the reverse side of the proxy and, if no direction is given on a duly signed proxy, such shares will be voted in favor of the proposals described in this Proxy Statement. Such shares will be voted in the judgment of the persons named in the proxy upon such other business as may properly come before the meeting.

A broker nonvote will occur when a broker who holds shares in street name for a customer, does not have the authority under the rules of the New York Stock Exchange ("NYSE") to cast a vote on a particular matter because its customer, the beneficial owner of the shares, has not furnished voting instructions on the matter. NYSE rules permit brokers to vote customer shares without instruction on the type of proposals described in this Proxy Statement, so it is not expected that broker nonvotes will occur. Should any such proposal or other matter to properly come before the Annual Meeting be or become subject to the NYSE broker nonvote rules, broker nonvotes would not be counted for any purpose as to any matter for which nonvote is indicated on the broker's proxy and, thus, would have no effect on the outcome of the vote on such matter.

Full shares of common stock held for the account of shareholders participating in the Dividend Reinvestment and Stock Purchase Program as of the record date will be voted in the same manner as those shareholders have authorized their shares held of record to be voted. If such shareholders fail to instruct how the shares registered in their names shall be voted by not returning a proxy, the shares held in their dividend reinvestment accounts will likewise not be voted. Full shares of common stock represented by units of interest allocated to the account of participants in the Company's Retirement Savings and Stock Ownership Plan will be voted by the plan trustee pursuant to confidential directions received from the plan participants. Any such shares for which the trustee receives no voting directions and fractional shares will be voted by the trustee in the same proportions as plan shares for which voting directions have been received.

The total expense of solicitation of proxies will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. The Company has retained Morrow & Co. to assist in the solicitation of proxies for a fee of approximately $7,500, plus expenses. It may be that further solicitation of proxies will be made by telephone or oral communication by employees of the Company who will not be directly compensated therefor and the cost thereof will be borne by the Company.

Shareholders may submit proposals on matters appropriate for shareholder action at the Company's annual meetings consistent with regulations adopted by the Securities and Exchange Commission. For such proposals to be considered for inclusion in the Proxy Statement and form of proxy relating to the 1998 Annual Meeting, they must be received by the Company not later than August 13, 1997. Such proposals should be directed to the attention of the Secretary of the Company, at 7201 Hamilton Boulevard, Allentown, Pennsylvania 18195-1501.

[ X ]    Please mark your votes
         as in this example.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                         FOR          WITHHELD         Nominees are: J. J.
                                                       Kaminski as a Class I
1.   To elect all                                      director for a two-year
     nominees            [  ]           [   ]          term; L. P. Bremer III,
                                                       E. E. Hagenlocker, T. R.
                                                       Lautenbach, and H. A.
                                                       Wagner as Class II
     For all nominees except those named below:        directors for three-year
                                                       terms; and T. H. Barrett
                                                       as a Class III director
                                                       for a one-year term.
_______________________________________________


2.   APPOINTMENT OF AUDITORS.                     FOR      AGAINST     ABSTAIN

     Ratification of appointment of
     Arthur Andersen LLP, as independent         [   ]      [   ]       [   ]
     certified public accountants for fiscal
     year 1997.


                                                      The shares represented by
                                                      this proxy will be voted
                                                      as directed by the
                                                      shareholder on this proxy
                                                      with respect to Proposals
                                                      1 and 2. If no direction
                                                      is given, such shares
                                                      will be voted for
                                                      Proposals 1 and 2. Such
                                                      shares will be voted in
                                                      the proxies' discretion
                                                      upon such other business
                                                      as may properly come
                                                      before the meeting.

SIGNATURE(S) ______________________________________  DATE___________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

                        AIR PRODUCTS AND CHEMICALS, INC.

                            NEW SHAREHOLDER SERVICES

                   DIRECT INVESTMENT PROGRAM FOR SHAREHOLDERS

Effective December 1996 the new Direct Investment Program will replace the current Dividend Reinvestment and Stock Purchase Program. This new Program provides an alternative to traditional retail brokerage methods for registered shareholders and non-shareholders to purchase Air Products and Chemicals, Inc. common stock and to reinvest dividends in Air Products stock. It is a convenient and economical way for you to initiate and increase your investment in Air Products through the purchase of shares with voluntary cash payments and all or part of your dividends. Cash payments may be made by mail or through automatic monthly deductions from your bank account.

                           DIRECT DEPOSIT OF DIVIDENDS

Shareholders receiving a dividend check may have payments deposited directly into their checking or savings account at any financial institution participating in the ACH network. Through an Electronic Funds Transfer, your dividend can be deposited electronically on the dividend payment date. There is no charge to shareholders for this service.

For details or enrollment in the Direct Investment Program or for direct deposit of dividends, simply contact First Chicago Trust Company of New York, which administers these programs for Air Products. The address and convenient "800" numbers are shown below.

Direct Investment Program                              Existing shareholders:        800-519-3111
for Shareholders of Air Products and Chemicals, Inc.   Non-shareholders inquiring
c/o First Chicago Trust Company of New York            about the Program:            888-694-9458
P.O. Box 2598
Jersey City, New Jersey 07303-2598                     Be sure to include a
                                                       reference to Air Products
                                                       and Chemicals, Inc.

AIR PRODUCTS AND CHEMICALS, INC.
7201 Hamilton Boulevard                                                   [LOGO]
Allentown, PA 18195-1501

                             PROXY SOLICITED BY THE

    BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS--JANUARY 23, 1997

The undersigned hereby appoints Harold A. Wagner, James H. Agger and Arnold H. Kaplan, or any one of them, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Air Products and Chemicals, Inc. on Thursday, January 23, 1997, and at any adjournments thereof, and to vote at such meeting the shares which the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters which may properly come before the meeting and any adjournments thereof.

                                                                     SEE REVERSE
                                                                        SIDE

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

                        [Air Products logo appears here]

                                 ANNUAL MEETING
                                       OF
                        AIR PRODUCTS AND CHEMICALS, INC.
                           THURSDAY - JANUARY 23, 1997
                                    2:00 P.M.

                         TOMPKINS COLLEGE CENTER THEATER
                       CEDAR CREST COLLEGE, ALLENTOWN, PA.

[ X ]    PLEASE MARK VOTES
         AS IN THIS EXAMPLE

NO. 1      ELECTION OF DIRECTORS.
                                                                           For All
           Nominees are:                               For    Withhold     Except
           J. J. Kaminski as a Class                   [  ]    [   ]        [   ]
           I director for a two-year term; L. P.
           Bremer III, E. E. Hagenlocker, T. R.
           Lautenbach, and H. A. Wagner as Class II
           directors for three-year terms; and T.
           H. Barrett as a Class III director for a
           one-year term.

           If you do not wish your shares voted for a particular nominee, mark the "For All
           Except" box and strike a line through
           that nominee(s) name. Your shares will
           be voted for the remaining nominees.

           RECORD DATE SHARES:

NO. 2      APPOINTMENT OF AUDITORS.

           Ratification of appointment of Arthur        For      Against   Abstain
           Andersen LLP, as independent certified      [   ]      [   ]     [   ]
           public accountants for fiscal year 1997.



                                                               STATE STREET BANK
                                                               AND TRUST COMPANY

                                             THE BOARD OF DIRECTORS RECOMMENDS A
                                                          VOTE FOR NOS. 1 AND 2.

Please be sure to sign and date this Proxy.

[                                          ]
                                      Date

Participant sign here

--------------------------------------------------------------------------------
DETACH CARD

                       STATE STREET BANK AND TRUST COMPANY

December 11, 1996

TO:      ALL PARTICIPANTS IN THE AIR PRODUCTS AND CHEMICALS, INC.
         RETIREMENT SAVINGS AND STOCK OWNERSHIP PLAN

We are pleased to enclose the Notice of Annual Meeting of Shareholders of Air Products and Chemicals, Inc. scheduled for January 23, 1997 and the accompanying proxy statement.

As a participant in a Company-sponsored employee benefit savings plan that provides for pass-through voting to participants, you are entitled to vote the shares credited to your account and held by us in our capacity as Trustee under the Air Products and Chemicals, Inc. Retirement Savings and Stock Ownership Plan. These shares will be voted in confidence as you direct if the enclosed voting direction form is completed by you and received by us on or before January 17, 1997.

We would appreciate your filling in and signing the voting direction form and returning it promptly in the postage paid envelope.

Cordially yours,

STATE STREET BANK AND TRUST COMPANY, TRUSTEE

     1997 ANNUAL MEETING OF SHAREHOLDERS - AIR PRODUCTS AND CHEMICALS, INC.

                 STATE STREET BANK AND TRUST COMPANY BOSTON, MA
           AS TRUSTEE FOR AIR PRODUCTS AND CHEMICALS, INC. RETIREMENT
                          SAVINGS AND STOCK OWNERSHIP
                                      PLAN.

The Trustee is hereby directed to vote the shares of common stock of Air Products and Chemicals, Inc. represented by units of interest (the "shares") allocated to my account under the Retirement Savings and Stock Ownership Plan at the annual meeting of shareholders of Air Products and Chemicals, Inc. to be held on 23 January 1997 as directed on the reverse side with respect to Proposals 1 and 2.

I understand that the whole shares allocated to my Plan account will be voted by the Trustee in person or by proxy as so directed by me. If this form is signed and returned without directions, the shares allocated to my account will be voted by the Trustee for Proposals 1 and 2. Except as otherwise provided in the Retirement Savings and Stock Ownership Plan, such shares will be voted in the proxies' discretion upon such other business as may properly come before the meeting. If this form is not returned or is returned unsigned, the shares allocated to my account will be voted by the Trustee in the same proportions as shares held under the Plan for which voting directions have been received.

[PLEASE MARK AND DATE THE PROXY, AND SIGN YOUR NAME AS IT APPEARS ON THE OTHER SIDE.]